Exhibit 3.1

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

5.3 Right of Co-Sale.	24
5.4 Effect of Proposed Key Holder Transfer	25
5.5 Termination of Covenants	25
5.6 Transfer Void; Equitable Relief	26
6. [Intentionally Omitted].	26
7. Call Option by Investor	26
8. Miscellaneous.	26
8.1 Successors and Assigns.	26
8.2 Governing Law.	27
8.3 Counterparts: Facsimile.	27
8.4 Titles and Subtitles.	27
8.5 Notices.	27
8.6 Amendments and Waivers.	28
8.7 Severability.	28
8.8 Aggregation of Stock.	28
8.9 Entire Agreement.	28
8.10 Dispute Resolution.	28
8.11 Delays or Omissions.	29

AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (the “Agreement”) is made as of July , 2018, by and among Coherix, Inc., a Delaware corporation (the "Company"), and Xintai US Investment LLC (the "Investor") and the stockholder listed on Schedule A hereto, who is referred to herein as the "Key Holder".

RECITALS

WHEREAS, the Company and the Investor previously entered into an Investors’ Rights Agreement dated as of August 5, 2015 (the “Original Investors’ Rights Agreement”) in connection with the issuance by the Company to the Investor of the Company’s Common Stock, a Series 4-1 Convertible Debenture and a Series 4-2 Convertible Debenture (the "Securities") pursuant to that certain Securities Purchase Agreement between the Company and the Investor dated as of August 5, 2015 (the “Purchase Agreement”); and

WHEREAS, the Company’s board of directors has resolved to pursue a Regulation A Offering (as defined below); and

WHEREAS, a condition to moving forward with the Regulation A Offering is that the Original Investors’ Rights Agreement be amended and restated as set forth in this Agreement; and

WHEREAS, according to Section 8.6 of the Original Investors’ Rights Agreement, the Original Investors’ Rights Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Holders of at least seventy-five (75%) of the Registrable Securities then outstanding, which holders are parties hereto.

NOW, THEREFORE, the parties hereby agree to amend and restate the Original Investors’ Rights Agreement, effective as of the date the SEC qualifies the Regulation A Offering (as defined below), in its entirety as follows:

1.	Definitions.

For purposes of this Agreement:

1.1.	"Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, and any Immediate Family Member.

1.2.	"Capital Stock" means (a) shares of Common Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Derivative Securities, in each case now owned or subsequently acquired by any Key Holder, any investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all Derivative Securities shall be deemed to have been converted into or exercised for Common Stock at the then-applicable conversion ratio or exercise price.

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1.3.	"China JV" has the meaning given to it in the Purchase Agreement.

1.4.	"Coherix Products" means all and any of the existing and prospective products of Company, including but not limited to all products referred to in the business plan provided to the Investor.

1.5.	"Common Stock" means shares of the Company's common stock, par value $0.01 per share.

1.6.	"Convertible Debentures" means the Series 4-1 Convertible Debenture and Series 4-2 Convertible Debenture issued to the Investor pursuant to the Purchase Agreement.

1.7.	"Damages" means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.8.	"Derivative Securities" means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.9.	"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.10.	"Excluded Registration" means (i) a registration relating to the sale of securities to employees of the Company or a Subsidiary pursuant to a stock option, stock purchase, or similar plan; or (ii) a registration relating to an SEC Rule 145 transaction.

1.11.	"Exempted Securities" means:

(i)	up to 850,000 shares of Common Stock and options to purchase Common Stock, (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), issued or issuable pursuant to the 2004 Incentive and Non-Qualified Stock Option Plan of the Company;

(ii)	11,750 shares of Common Stock issued pursuant to Board of Directors Warrants for Board Meeting participation;

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(iii)	14,875 shares of Common Stock reserved to fill out Series 3 Predator3D Royalty with Stock Incentive;

(iv)	45,000 warrants, each with exercise price of $15 (including 25,000 warrants at $15 to Dwight Carlson for personal guarantee on Coherix Loans);

(v)	11,000 warrants with exercise price of $10 to Series A Investor and convertible debt reserved for services totaling 24,220 with $20 and $25 exercise price;

(vi)	shares of Common Stock or Derivative Securities issued upon the exercise of options or warrants outstanding as of the date of this Agreement or shares of Common Stock issued upon the conversion or exchange of Derivative Securities outstanding as of the date of this Agreement, in each case provided such issuance is pursuant to the terms of such option or Derivative Securities;

(vii)	shares of Common Stock or Derivative Securities issued in connection with the Company’s EB-5 Project or shares of Common Stock issued upon the conversion or exchange of such Derivative Securities;

(viii)	shares of Common Stock or Derivative Securities issued in connection with the Debt Restructuring (as defined in the Purchase Agreement) or shares of Common Stock issued upon the conversion or exchange of such Derivative Securities; and

(ix)	shares of Common Stock issued to stockholders in connection with any stock split, stock dividend or the like.

1.12.	"Form S-1" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.13.	"Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.14.	"GAAP" means generally accepted accounting principles in the United States.

1.15.	"Holder" means any holder of Registrable Securities.

1.16.	"Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.17.	"Initiating Holders" means, collectively, the Holders who properly initiate a registration request under this Agreement.

1.18.	"Investor Debt" means the aggregate principal amount of Convertible Debentures held by the Investor.

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1.19.	"Key Holder" means any holder of Registrable Securities who is a party to this Agreement.

1.20.	"New Securities" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.21.	"Person" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.22.	"Proposed Key Holder Transfer" means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by the Key Holder.

1.23.	"Proposed Transfer Notice" means written notice from the Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.24.	"Prospective Transferee" means any person to whom the Key Holder proposes to make a Proposed Key Holder Transfer.

1.25.	"Qualified IPO" means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Common Stock of the Company having an aggregate offering value (net of underwriters' discounts and selling commissions) of at least $25,000,000 at the pre-money valuation of at least USD 100,000,000 (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations and the like), following which the Common Stock of the Company shall be listed on any national securities exchange registered with the SEC under Section 6(a) of the Exchange Act.

1.26.	“Regulation A Offering” means a public offering of securities exempt from registration under the Securities Act pursuant to Regulation A thereunder.

1.27.	“Regulation A Consummation” means a sale of any securities pursuant to a qualified offering statement on Form 1-A.

1.28.	"Right of Co-Sale" means the right, but not an obligation, of the Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.29.	"Registrable Securities" means (i) the Common Stock issued pursuant to the Purchase Agreement and issuable or issued upon conversion of the Convertible Debentures; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investor after the date hereof; (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 1.7.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.12 of this Agreement.

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1.30.	"Registrable Securities then outstanding" means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.31.	"Restricted Securities" means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.32.	"SEC" means the Securities and Exchange Commission.

1.33.	"SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act.

1.34.	"SEC Rule 144(k)" means Rule 144(k) promulgated by the SEC under the Securities Act.

1.35.	"SEC Rule 145" means Rule 145 promulgated by the SEC under the Securities Act.

1.36.	"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.37.	"Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.38.	"Shares" means all Capital Stock and Derivative Securities.

1.39.	"Subsidiary" means any Person which the Company now or hereafter shall at the time own, directly or through a Subsidiary, at least 50% of the capital stock (or other beneficial interest) entitled to vote generally or entitled to vote for the election of the board of directors or equivalent management authority.

1.40.	"Transfer Stock" means shares of Capital Stock owned by the Key Holder, or issued to the Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like).

1.28.	"Investor Director" means any director of the Company that the Investor is entitled to nominate for election pursuant to this Agreement.

2.	Registration Rights.

The Company covenants and agrees as follows:

2.1	Demand Registration.

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(a)	Form S-1 Demand. If at any time after one hundred eighty (180) days after the effective date of the registration statement for the Qualified IPO, the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $5 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3. The Company shall be permitted to include shares of Common Stock to be sold in a primary offering in any registration statement initiated under this Section 2.1 only to the extent that the inclusion of such Common Stock will not jeopardize the success of the offering by the Holders.

(b)	Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $3 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in. each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c)	Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company's chief executive officer stating that in the good faith judgment of the Company's Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

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(d)	The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) after the Company has effected two registrations pursuant to Section 2.1(a); or (ii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is forty-five (45) days before the Company's good faith estimate of the date of filing of, and ending on a date that is forty-five (45) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1 (b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as "effected" for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this Section 2.1(d).

2.2	Company Registration.

If following the Qualified IPO the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder and Key Holder notice of such registration. Upon the request of each Holder and each Key Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration and all of Registrable Securities (which definition shall apply to the Key Holder solely for purposes of this Section 2.2 and the related provisions of Sections 2.3(b) and 2.4). The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder or Key Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

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2.3	Underwriting Requirements.

(a)	If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to Initiating Holders holding a majority of the Registrable Securities requested to be registered by the Initiating Holders. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3. if the managing underwriter(s) advise(s) the Company and the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(b)	In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders' or Key Holder’s Registrable Securities in such underwriting unless the Holders and Key Holder accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then none of the Registrable Securities owned by any Key Holder shall be included in such offering and the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable) to the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "selling Holder," and any pro rata reduction with respect to such "selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "selling Holder," as defined in this sentence.

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2.4	Obligations of the Company.

Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)	prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration;

(b)	prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)	furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d)	use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

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(e)	in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)	use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)	provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)	promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)	notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)	after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5	Furnish Information.

It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

2.6	Expenses of Registration.

All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders ("Selling Holder Counsel"), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1(a) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a); provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7	Delay of Registration.

No Holder or Key Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8	Indemnification.

If any Registrable Securities are included in a registration statement under this Section 2:

(a)	To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder and Key Holder, and the partners, members, officers, directors, and stockholders of each such Holder or Key Holder; legal counsel and accountants for each such Holder and Key Holder; any underwriter (as defined in the Securities Act) for each such Holder and Key Holder; and each Person, if any, who controls such Holder or Key Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, Key Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder or Key Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

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(b)	To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(e) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c)	To the extent permitted by law, each selling Key Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Key Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Key Holder, against any Damages and each such selling Key Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(c) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Key Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Key Holder by way of indemnity or contribution under Sections 2.8(c) and 2.8(e) exceed the proceeds foam the offering received by such Key Holder (net of any Selling Expenses paid by such Key Holder), except in the case of fraud or willful misconduct by such Key Holder.

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(d)	Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(e)	To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder or Key Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder or Key Holder pursuant to such registration statement, except in the case of willful misconduct or fraud by such Holder or Key Holder, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder's or Key Holder's liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Holder or Key Holder pursuant to Section 2.8(b) or (c), exceed the proceeds from the offering received by such Holder or Key Holder (net of any Selling Expenses paid by such Holder or Key Holder), except in the case of willful misconduct or fraud by such Holder or Key Holder.

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(f)	Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders and Key Holder under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9	Reports Under Exchange Act.

With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a)	make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the Qualified IPO;

(b)	use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)	furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the Qualified IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

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2.10	Limitations on Subsequent Registration Rights.

From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any Holder or prospective Holder that would allow such Holder or prospective Holder to include such securities in any registration unless, under the terms of such agreement, such Holder or prospective Holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included.

2.11	"Market Stand-off" Agreement.

Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company for its own behalf of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement on Form S-1 in respect of its Qualified IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any FINRA rules, for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers and directors are subject to the same restrictions and the Company uses reasonable efforts to obtain a similar agreement from all stockholders individually owning more than five percent (5%) of the Company's outstanding Common Stock. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to up to 50,000 shares of the Common Stock.

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2.12	Termination of Registration Rights.

The right of any Holder or, as applicable, Key Holder, to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earlier to occur of

(a)	when all of such Holder's or Key Holder's Registrable Securities have been sold under an effective registration statement or pursuant to SEC Rule 144;

(b)	when all of such Holder's or Key Holder's Registrable Securities can be sold under SEC Rule 144 within 90 days without limitation on the amount of securities that can be sold; and

(c)	the fifth anniversary of the Qualified IPO.

2.13	Non-U.S. IPO.

If the Company elects to register or sell its shares of Common Stock in an underwritten or similar offering effected under the laws of a country other than the United States, the Company and the Holders shall in good faith amend Section 2 of this Agreement to give each party parallel rights and obligations as those contemplated hereunder in connection with the Qualified IPO.

3.	Information and Nomination Rights.

3.1	Delivery of Financial Statements.

3.1.1	The Company shall provide to each of the Investor and Key Holder:

(a)	as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year, and (iii) a statement of stockholders' equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b)	as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders' equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal yearend audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c)	as soon as practicable, but in any event within thirty (30) days after the end of each month, unaudited statements of income and of cash flows for such month, and an unaudited balance sheet and a statement of stockholders' equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal yearend audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

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(d)	a budget and business plan for the fiscal year (collectively, the "Budget"), before the first day of the year to which they relate;

(e)	as soon as they are available, full details of any actual or prospective material change in the Business or the financial position or affairs of the Company.

(f)	as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of Capital Stock and securities convertible into or exercisable for shares of Capital Stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investor to calculate its respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct; and

if, for any period, the Company has any Subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

3.1.2	Each Party shall have the right to appoint accountants to undertake a financial audit and examination of the Company's financial statements at any time, but not more than once per year, and the Company shall provide all reasonable assistance to such accountants. All expenses of such financial audit and examination shall be borne by the appointing party.

3.1.3	Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company's good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company's covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2	Inspection.

The Company shall permit each party, at such party's expense, to visit and inspect the Company's properties; examine its books of account and records; and discuss the Company's affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by such party; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

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3.3	Board Composition.

3.3.1	The board of directors of the Company (the "Board") shall consist of five (5) directors (each a "Director"). The Investor shall be entitled to appoint one (1) Director to the Board (and any committee thereof) (“Investor Director”) provided it holds five (5%) percent or more equity ownership in the Company. The Investor may appoint or remove a Director nominated by it by written notice to the Company copied to the other parties.

3.3.2	Each Director shall be appointed for a term of one (1) year and may serve consecutive terms if re-appointed.

3.4	Quorum.

Each meeting of the Board requires a quorum of three (3) Directors. Decisions adopted at any Board meeting at which a quorum is not present are invalid. If a quorum is not present, the chairman or the vice chairman of the Board shall send notice to all Directors within 48 hours, and call a subsequent Board meeting with an identical agenda to be convened within the following five (5) Business Days. If a quorum is still not present at the postponed Board meeting, any Director failing to attend the said meeting shall be deemed to be present for the purposes of constituting a quorum, but shall be deemed to have abstained from voting.

3.5	Voting.

At a meeting of the Board, each Director shall have one (1) vote. Subject to Section 3.6, resolution of the Directors is passed if a simple majority of Directors present at such meeting vote in favor of it.

3.6	Matters Requiring Unanimous Board Consent.

Resolutions of the Board of Directors involving any of the following matters or actions in respect of the Company and its subsidiaries shall be adopted only upon a unanimous affirmative vote of all Directors (including the affirmative vote by the Investor Director).

(a)	effect any merger or consolidation of the Company or any Subsidiary of the Company other than mergers of Subsidiaries into the Company or Subsidiaries into other Subsidiaries;

(b)	effect any sale, lease, transfer or other disposition, in a single or series of related transactions, by the Company or any Subsidiary of the Company of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

(c)	liquidate, dissolve or wind-up the business and affairs of the Company;

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(d)	amend, alter or repeal any provision of the Certificate of Incorporation and Bylaws of the Company;

(e)	the issuance of any Share beyond those issued and outstanding as of the date hereof; except for Exempted Securities;

(f)	make, or permit the Company or any Subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any Subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(g)	guarantee, directly or indirectly, or permit any Subsidiary to guarantee, directly or indirectly, any third-party indebtedness, except that Subsidiary can guarantee obligations of the Company and other Subsidiaries and the Company can guarantee obligations of its Subsidiaries;

(h)	grant or suffer to exist any lien, security interest, pledge or other encumbrance on any of the properties or assets of the Company in excess of $1,000,000 other than (i) liens and security interests disclosed on the Disclosure Schedule delivered pursuant to the Purchase Agreement; (ii) purchase money security interests; (iii) statutory mechanics and material men's liens arising in the ordinary course of business; and (iv) statutory tax liens arising in the ordinary course of business.

(i)	incur any aggregate indebtedness in excess of $1,000,000 other than any indebtedness incurred in connection with the Debt Restructuring (as defined in the Purchase Agreement);

(j)	otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any "associate" (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company's business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(k)	change the principal business of the Company, enter new lines of business unrelated to vision technology and its applications, or exit the current line of business;

(l)	alter policy relating to dividends and other distributions to shareholders;

(m)	adopt or amend the Budget or medium term adjustment plan to the Budget;

(n)	adopt or amend in any material respects of the annual operating plan and strategic plan of the Company;

(o)	appoint and dismiss the CEO, Chief Financial Officer the chief technology officer and, the departmental managers of the Company and determining their remuneration;

(p)	establish or amend any share incentive scheme of any nature for directors and employees of the Company;

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(q)	appoint and dismiss the Company's auditor;

(r)	materially change the accounting policies and principles adopted by the Company;

(s)	own any stock or other securities of, any Subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(t)	sell, assign, license (including amendments or terminations of licenses), pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business;

(u)	to effect a Qualified IPO; and

(v)	establish any new subsidiary.

3.7	Matters Requiring Board Approval.

Unless otherwise determined by the unanimous vote of the Directors then in office, the Board shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee Directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company's travel policy) in connection with attending meetings of the Board. The Company shall as soon as practicable before the end of each fiscal year, provide the Board with the Budget, to be approved by the Board. The Company shall further provide to the Board on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company. The Company shall deliver to the Board as soon as practicable after the end of each fiscal year of the Company, the comparable amounts between the Budget for such fiscal year and (i) the balance sheet as of the end of such year and (ii) statements of income and of cash flows for such year.

3.8	Successor Indemnification.

If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately before such transaction, whether such obligations are contained in the Company's Bylaws, its Certificate of Incorporation, or elsewhere, as the case maybe.

3.9	Meeting Minutes

Minutes of each Board meeting shall be sent to and signed by all of the Directors and proxies who attended the meeting, and shall be adopted at the following Board meeting. The minutes of the Board meetings and any written resolutions adopted by the Board shall be recorded in English and shall be kept in the minute book of Board meetings of the Company kept at the Company's legal address. A copy of the minutes or resolutions adopted shall be immediately sent by fax or registered post to each Director upon completion of a Board meeting.

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3.10	Termination of Information and Nomination Rights.

The covenants set forth in Section 3 shall terminate and be of no further force or effect (i) immediately before the consummation of a Regulation A IPO and or consummation of a Qualified IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of the Exchange Act.

3.11	Confidentiality.

Each Party agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company's intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.11 by the such Party), (b) is or has been independently developed or conceived by the Investor without use of the Company's confidential information, or (c) is or has been made known or disclosed to such Party by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company and the Investor informs such Person that such information is confidential; (ii) to any prospective purchaser of any Registrable Securities from the Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.11; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of the Investor in the ordinary course of business; or (iv) as may otherwise be required by law.

4.	Rights to Future Stock Issuances.

4.1	Preemptive Right.

Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to the Investor. The Investor shall be entitled to apportion the preemptive right hereby granted to it among itself and its Affiliates that are "accredited investors" as defined in Rule 501 of Regulation D promulgated under the Securities Act in such proportions as it deems appropriate.

(a)	The Company shall give notice (the "Offer Notice") to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b)	By notification to the Company within twenty (20) days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Convertible Debentures and any other Derivative Securities then held, by the Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of the other Derivative Securities, other than Derivative Securities held by employees, officers or directors of the Company). The closing of any sale pursuant to this Section 4.1(b) shall be conditional upon the Investor having obtained all applicable governmental approvals in China and/or completed all applicable filings with governmental authorities in China and shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

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(c)	The Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell all New Securities that are not elected to be purchased or acquired as provided in Section 4.1(b), to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor in accordance with this Section 4.1.

(d)	The preemptive right in this Section 4.1 shall not be applicable to (i) Exempted Securities; and (ii) shares of Common Stock issued in the Qualified IPO.

(e)	Termination.

The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the Regulation A Consummation or consummation of the Qualified IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of the Exchange Act.

5.	Transfer to third party

5.1	Lock-up

5.1.1	Any sale, assignment, transfer, creation of any Encumbrances with respect to or otherwise disposal of the beneficial ownership of any Shares, or entering into any swap, derivative or other arrangement that passes or transfers to another, in whole or in part, the economic interests of any Shares, or agreement or undertaking to do the same ("Transfer") shall be made in accordance with this Section 5.

5.1.2	The Investor may at any time Transfer any of the Shares held by it.

5.1.3	Subject to Section 5.1.4, without the prior consent of the Investor in writing, the Key Holder shall not, directly or indirectly, Transfer any Shares held by him or her prior to the occurrence of a Qualified IPO (the "Lock-up Period").

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5.1.4	Notwithstanding anything to the contrary in this Section 5, each Key Holder may transfer (i) all or some of his or her Shares, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as "family members"), approved by the unanimous consent of the Board, or any custodian or trustee of any trust, partnership or limited liability company, the ownership interests of which are owned wholly by, such Key Holder or any such family members; or (ii) no more than 10% of its Shares in the aggregate to a third party, at any time, provided that:

(a)	the transferor gives a prior written notice to the Company and the Investor outlining the reason for the transfer and, for any transfer permitted under subsection (i) of this Section 5.1.4, such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer;

(b)	such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as the Key Holder (but only with respect to the Shares so transferred to the transferee), including the obligations of the Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to the other provisions of Section 5, as applicable, and for any transfer permitted under subsection (i) of this Section 5.1.4, the Key Holder shall at all times remain subject to the terms and restrictions set forth in this Agreement.

(c)	the transferor shall procure the transferee to be bound by any other ancillary agreements to which the transferor is a party;

(d)	the transferor and transferee shall provide to the Investor Director any information and evidence reasonably requested in writing by the Investor Director for the purpose of determining whether the transfer to the transferee complies with the terms of this Section 5.1.4; and

(e)	for any transfers permitted under subsection (ii) of this Section 5.1.4, such transfer is made in strict accordance with the restrictions, conditions and procedures described in the other provisions of Section 5.

5.2	Right of First Refusal

5.2.1	Except where any of subsection (i) of Section 5.1.4, and Section 7 applies, the Key Holder (the "Transferring Party") may transfer all or some of its Shares to another person (the "Proposed Key Holder Transfer") provided that:

(a)	each time the Transferring Party receives an offer for any of its Shares, it shall first make an offer to the Investor (the "Purchasing Party") by written notice (the "Transfer Notice") at least forty-five (45) days prior to the envisaged date of transfer (the "Date of Transfer"). The Transfer Notice shall set out the identity of the proposed transferee (the "Prospective Transferee"), the amount of Shares to be transferred (the "Offered Shares") and the principal terms of the transfer including the price being offered in consideration for the transfer;

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(b)	a Transfer Notice shall constitute an irrevocable offer to the Purchasing Party to purchase all (but not only some) of the Offered Shares from the Transferring Party at the price and on the terms set out in the Transfer Notice;

(c)	if the Purchasing Party wishes to accept the offer constituted by the Transfer Notice, it shall give written notice (the "Acceptance Notice") to the Transferring Party not less than twenty-five (25) days prior to the Date of Transfer of its acceptance of the terms of the offer (the "ROFR Period"). The Acceptance Notice shall be irrevocable. If the Purchasing Party fails to issue an Acceptance Notice, the Purchasing Party shall be deemed to have waived its rights to buy the Offered Shares and the Transferring Party shall, subject to Section 5.2.2, be free to transfer all Offered Shares to the Prospective Transferee proposed in the Transfer Notice on terms no more favorable to those set out in the Transfer Notice; and

5.2.2	if the Purchasing Party gives an Acceptance Notice in accordance with Section 5.2.1, on the Date of Transfer, the Purchasing Party and Transferring Party shall enter into a sale and purchase contract for all of the Offered Shares.

5.3	Right of Co-Sale.

5.3.1	Subject to the terms and conditions specified in Section 5, if the Investor fails to exercise its right of first refusal within the ROFR Period pursuant to Section 5.2, the Investor may elect to exercise its right to participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Section 5.3.3 below (the "Right of Co-Sale") and otherwise on the same terms and conditions specified in the Transfer Notice, by giving the Transferring Party written notice to that effect, within five (5) days following the expiration of the applicable ROFR Period ("Right of Co-Sale Period"), and upon giving such notice the Investor shall be deemed to have effectively exercised the Right of Co-Sale.

5.3.2	If the Investor timely exercises such Right of Co-Sale by delivering the written notice provided for above in Section 5.3.1, it may include in the Proposed Key Holder Transfer all or any part of its Shares equal to the product obtained by multiplying: (i) the aggregate number of Offered Shares subject to the Proposed Key Holder Transfer (which can include Shares in excess of that owned by the Transferring Party), by (ii) a fraction, the numerator of which is the number of Shares owned by the Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the number of Shares owned by the Investor plus the number of Shares held by the Transferring Party immediately before consummation of the Proposed Key Holder Transfer.

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5.3.3	The Investor shall effect its participation in the Proposed Key Holder Transfer by delivering to the Transferring Party, no later than five (5) days after the Investor's exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of Shares that the Investor elects to include in the Proposed Key Holder Transfer.

5.3.4	The parties hereby agree that the terms and conditions of any sale pursuant to this Section 5.3 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 5.3.

5.3.5	Each stock certificate the Investor delivers to the selling Key Holder pursuant to Section 5.3.3 above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the Transferring Party shall concurrently therewith remit or direct payment to the Investor the portion of the sale proceeds to which the Investor is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from the Investor exercising its Right of Co-Sale hereunder, no Transferring Party may sell any Offered Shares to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Transferring Party purchases all securities subject to the Right of Co-Sale from the Investor on the same terms and conditions (including the proposed purchase price) as set forth in the Transfer Notice.

5.3.6	If any Proposed Key Holder Transfer is not consummated within ninety (90) days after receipt of the Transfer Notice by the Investor, the Key Holder proposing the Proposed Key Holder Transfer may not sell any Offered Shares unless they first comply in full with each provision of Section 5.2 and Section 5.3. The exercise or election not to exercise any right by the Investor under Section 5.2 shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 5.3.

5.3.7	If any Key Holder purports to sell any Offered Shares in contravention of the Right of Co-Sale (a "Prohibited Transfer") and if the Investor desires to exercise its Right of Co-Sale under Section 5.2.2, the Investor may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from the Investor the type and number of Shares that the Investor would have been entitled to sell to the Prospective Transferee under Section 5.3 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Section 5.3. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 5.3. Such Key Holder shall also reimburse the Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Key Holder's rights under Section 5.3.

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5.4	Effect of Proposed Key Holder Transfer

If the Transferring Party transfers the Offered Shares to the Prospective Transferee in accordance with the Section 5.2 and Section 5.3, the Transferring Party shall procure that the Prospective Transferee execute all documents necessary for the Prospective Transferee to:

5.4.1	assume such rights and obligations as were originally assumed by the Transferring Party under this Agreement prior to the proposed transfer; and

5.4.2	be bound by the terms of this Agreement.

5.5	Termination of Covenants

The covenants set forth in Section 5 shall terminate and be of no further force or effect (i) immediately before the Regulation A Consummation or the consummation of the Qualified IPO, or (ii) when the Company first becomes subject to the periodic reporting requirements of the Exchange Act.

5.6	Transfer Void; Equitable Relief

Any Proposed Key Holder Transfer not made in compliance with the requirements of this Section 5 shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Shares not made in strict compliance with this Agreement).

6.	[Intentionally Omitted].

7.	Call Option by Investor

7.1.	Subject to the provisions of this Section 7, Mr. Dwight Carlson (the "Optionee") shall grant Investor an option ("Investor Call Option") to purchase certain Shares held by him or any Affiliate of him ("Investor Call Option Shares") for free, in the event that, based on the audited consolidated annual accounts of the Company, the Company does not have any net profit (excluding non-recurring gain/loss) in the financial year ending on December 31, 2017;

7.2.	For the purpose of this Section 7, the number of Investor Call Option Shares shall be 10% of the total Shares owned by the Optionee as of the date of this Agreement, on a fully-diluted basis.

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7.3.	Investor Call Option shall be exercisable by the Investor at any time within two (2) months after the relevant audited consolidated annual accounts shall have been issued by giving written notice (the "Investor Call Notice") to the Optionee requiring him to transfer (or procure the transfer of) all Investor Call Option Shares to Investor, free from all Encumbrances and together with all rights attaching to such Investor Call Option Shares.

7.4.	Within ten (10) Business Days after the delivery of the Investor Call Notice, the Optionee and the Investor shall enter into a share transfer agreement for Investor Call Option Shares. The Parties shall take all actions as may be reasonably necessary to consummate the transfer contemplated by this Section 7, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

8.	Miscellaneous.

8.1	Successors and Assigns.

The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) is a Holder's family member or trust for the benefit of an individual Holder or one or more of such Holder's Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

8.2	Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.3	Counterparts: Facsimile.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4	Titles and Subtitles.

The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

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8.5	Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by facsimile during the recipient's normal business hours, and if not sent during normal business hours, then on the recipient's next business day; (iii) for notices sent within the United States, one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt; and (iv) for notices sent from one country to another, three (3) business days after the business day of deposit with an internationally recognized overnight courier, freight prepaid, specifying expedited delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.5.

8.6	Amendments and Waivers.

Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of at least seventy-five percent (75%) of the Registrable Securities then outstanding; and provided further that any provision hereof may be waived by any waiving party on such party's own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 8.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

8.7	Severability.

In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

8.8	Aggregation of Stock.

All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

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8.9	Entire Agreement.

This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

8.10	Dispute Resolution.

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement, or the breach, termination or invalidity thereof (whether contractual, pre-contractual or non-contractual) shall be settled by binding arbitration administered by the Hong Kong International Arbitration Centre ("HKIAC") in accordance with the HKIAC Administered Arbitration Rules in force as at the date of this Agreement ("Rules"), which Rules are deemed to be incorporated by reference into this Clause and as may be amended by the rest of this Section. The seat of the arbitration shall be Hong Kong.

The arbitration tribunal shall consist of three arbitrators to be appointed in accordance with the Rules. The third and presiding arbitrator shall not be a citizen or national of the PRC or the US.

The language to be used in the arbitral proceedings shall be English and any arbitral award shall be given in English. Nothing in this Section 9.10 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction. Any award shall be final and binding upon the parties from the day it is made. The parties undertake to carry out each and every arbitral award without delay.

8.11	Delays or Omissions.

No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Investors' Rights Agreement as of the date first written above.

COHERIX, INC.
By:	/s/ Dwight D. Carlson
Name:	Dwight D. Carlson
Title:	President and CEO
Address:	3980 Ranchero Dr. Ann Arbor, MI 48108 Fax: 734-761-9193
[Xintai US Investment LLC]
By:	/s/ Guiwen Liu

Name:	Guiwen Liu
Title:	Sole Member

KEY HOLDER /s/ Dwight D. Carlson Dwight D. Carlson

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Schedule A

Key Holder

Dwight D. Carlson

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